o January 1998 o

                                IMPORTANT NOTICE

                  TO THE STOCKHOLDERS OF THE EUROPE FUND, INC.
                                      AND
                          THE UNITED KINGDOM FUND INC.

Questions
&
Answers


Although we recommend that you read the complete proxy statement, for your convenience, we have provided a brief overview of the issues to be voted on.

Q    Why am I receiving this proxy statement?

A    A wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch")
has acquired Mercury Asset Management Group plc ("MAM"), the corporate parent of Mercury Asset Management International Channel Islands Ltd, your Fund's investment manager (the "Investment Manager"), and Mercury Asset Management International Ltd., your Fund's investment adviser (the "Investment Adviser"). As a result, your Fund's investment advisory agreement and investment management agreement have terminated and your Fund is seeking stockholder approval for a new investment advisory agreement and a new investment management agreement.

Q    How will this affect my Fund?

A    You can expect the same level of management expertise and high-quality stockholder service to which you've grown accustomed. Both the new investment management agreement between your Fund and the Investment Manager and the new investment advisory agreement between the Investment Manager and the Investment Adviser will be substantially identical to your Fund's most recent investment management agreement and most recent investment advisory agreement, respectively, except for the dates of execution, effectiveness and termination and certain escrow provisions.

Q    Will my vote make a difference?

A    Your vote is needed to ensure that the proposals can be acted upon.  We encourage all stockholders to participate in the governance of their fund(s).

Q    How do the directors of my Fund suggest that I vote?

A    After careful consideration, the directors of your Fund unanimously recommend that you vote "FOR" each of the items proposed on the enclosed proxy card(s).

Q    Who is paying for expenses related to the stockholders' meeting?

A    Merrill Lynch and your Fund's Investment Manager and Investment Adviser
-- not your Fund -- will pay for the expenses relating to the stockholders' meeting.

Q    Whom do I call if I have questions?

A    The proxy solicitors for your Fund will be happy to answer your questions about the proxy solicitation. Stockholders of The Europe Fund Inc. ("The Europe Fund") should call Tritech Services at 1-800-955-8683 between 9 a.m. and 5 p.m., Monday through Friday. Stockholders of The United Kingdom Fund Inc. ("The UK Fund") should call Corporate Investor Communications, Inc.
at 1-800-252-1559 between 9 a.m. and 9 p.m., Monday through Friday.

Q    Where do I mail my proxy card(s)?

A    If you are a stockholder of The Europe Fund, you may use the enclosed postage-paid envelope or mail your proxy card to:

         Proxy Services
         P.O. Box 43300
         New Brunswick, NJ 08944-4300

If you are a stockholder of The UK Fund, you may use the enclosed postage-paid envelope or mail your proxy card to:

         Corporate Investor
         Communications, Inc.
         Proxy Tabulation Department
         P.O. Box 5009
         South Hackensack, NJ 07606-9951